Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces First Quarter Ended March 31, 2013
Earnings and Quarterly Dividend Payment

Morrisville, VT April 17, 2013 - Union Bankshares, Inc. (NASDAQ - UNB) today announced Net Income for the first quarter 2013 of $1.7 million, or $0.39 per share, compared to $1.2 million, or $0.28 per share, for 2012. The $510 thousand, or 41.6% increase in net income year over year is attributable to an increase in noninterest income of $253 thousand, or 13.3%, a decrease in provision for loan loss of $120 thousand, or 66.7%, and a decrease in noninterest expenses of $362 thousand, or 6.5%. The increase in noninterest income is primarily due to an increase in gain on real estate loans sold to the secondary market of $195 thousand, a $38 thousand increase in other service fee income, and a $16 thousand increase in trust income. Noninterest expenses saw reductions in all categories year over year with the exception of Equipment Expense which increased $81 thousand, or 23.5%, mainly due to software licensing fees, and Other Expenses which increased $22 thousand, or 1.4%. Pension and employee benefit plan expenses decreased $375 thousand, or 35.4%, year over year primarily due to the freezing of the pension plan as of October 5, 2012 partially offset by an increase in 401(k) contribution expense due to the implementation of a safe harbor provision in the 401(k) plan effective January 1, 2013.

Total loans grew to $450.0 million as of March 31, 2013 from $437.7 million as of March 31, 2012. The increase is attributable to strong residential loan demand throughout 2012 and the first three months of 2013 coupled with management's decision to increase the residential loan portfolio by keeping a portion of loans originated for sale to the secondary market in portfolio. Interest rate risk management continued to include sales of qualifying residential mortgages to the secondary market totaling $33.7 million during the first quarter of 2013 compared to sales of $22.4 million in the first quarter of 2012. Loans serviced for others grew to $272.5 million, or 27.5% as of March 31, 2013 from $213.8 million as of March 31, 2012. Total deposits reached $496.2 million compared to the prior year of $478.0 million, or growth of $18.2 million or 3.8%. The Company had total capital of $45.7 million with a book value per share of $10.24 as of March 31, 2013 compared to $40.5 million and $9.09 per share at March 31, 2012.

A quarterly cash dividend of $.25 per share was declared on April 17, 2013, payable on May 9, 2013 to shareholders of record April 27, 2013.

Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which offers deposit, loan, trust, investment management and commercial banking services throughout northern Vermont and northwestern New Hampshire. The Company operates 12 banking offices, a loan center and 29 ATM facilities in Vermont; 4 branches and 5 ATM facilities in New Hampshire.

Union Bank has been helping people buy homes and local businesses create jobs in area communities since 1891. Union Bank has earned an outstanding reputation for residential lending programs, is an SBA Preferred lender and has an outstanding Community Reinvestment Act rating. Union is proud to be one of the few community banks serving Vermont and New Hampshire and we maintain a strong commitment to traditional values. Union is dedicated to providing genuine customer service and community support, donating tens of thousands of dollars to local nonprofits annually. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.unionbankvt.com.